UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2004

SEI INVESTMENTS COMPANY

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-10200	23-1707341
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Freedom Valley Road

Oaks, Pennsylvania 19456

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 676-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. “Entry into a Material Definitive Agreement”

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03. “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant”

On September 14, 2004, SEI Investments Company (the “Company”) entered into a three-year senior, unsecured revolving credit facility (the “Facility”) with JP Morgan Chase Bank, as agent, Wachovia Bank, National Association, as syndication agent, Bank of America, N.A., Manufacturers and Traders Trust Company and PNC Bank, National Association, as documentation agents, and other lenders in an aggregate principal amount of $200 million that expires in September 2007. This replaces the $200 million 364-Day facility that was scheduled to expire in September 2004. Interest on borrowings under the Facility is payable at rates that are based on the London InterBank Offered Rate (“LIBOR”) plus a premium that can range from 75 basis points to 112.5 basis points depending on the Company’s Leverage Ratio (a ratio of consolidated indebtedness to consolidated EBITDA for the four preceding fiscal quarters, all as defined in the related agreement). The Company also pays quarterly commitment fees based on the unused portion of the Facility. The quarterly fees for the Facility can range from 15 basis points of the amount of the unused portion of the Facility to 25 basis points, depending on the Company’s Leverage Ratio. Certain wholly-owned subsidiaries of the Company have guaranteed the obligations of the Company under the Facility.

The Facility contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations, asset sales, investments, capital expenditures, transactions with affiliates, or to incur liens, subject in certain cases to certain thresholds, as defined in the related agreement. In the event of a default of under the Facility, the Company would also be restricted from paying dividends on, or repurchasing, its capital stock without the approval of the lenders. The Facility also contains financial covenants that, among other things, require the Company to maintain the Leverage Ratio at not more than 1.25 to 1, and a Fixed Charge Coverage Ratio (a ratio of consolidated income available for fixed charges for the four preceding fiscal quarters to consolidated fixed charges, such as certain rental obligations, interest obligations and scheduled debt repayments), all as defined in the related agreement, of not less than 1.25 to 1 at the end of any fiscal quarter. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events of default constituting an event of default under the Facility, and in certain cases after notice to the Company, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated. In addition, certain other events of default under the Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.

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This summary is qualified in its entirety by reference to the text of the Facility agreement which is included as Exhibit 99.1 to this Current Report.

Item 8.01. Other Events.

On September 15, 2004 the Company issued a press release announcing that the Company’s Board of Directors has approved an increase in the Company’s stock repurchase program by an additional $50 million. A copy of the press release is attached as Exhibit 99.2 of this report.

Item 9.01. “Financial Statements and Exhibits”

(c)	Exhibits

99.1	Credit Agreement dated as of September 14 2004, among SEI Investments Company, the Lenders Party thereto, JP Morgan Chase Bank, as Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., Manufacturers and Traders Trust Company and PNC Bank, National Association, as Documentation Agents.

99.2	Press release, dated September 15, 2004, of SEI Investments Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

By:	/s/ N. Jeffrey Klauder
N. Jeffrey Klauder
Executive Vice President and General Counsel

Date: September 16, 2004

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